Exhibit 99.1

Lifeway Foods, Inc.
For Immediate Release

•	Lifeway Foods Announces Stock Repurchase

•	2005 4th Qtr and Full Year Results To Be Released March 29, 2006
MORTON GROVE, IL March 9, 2006- Lifeway Foods, Inc. (Nasdaq: LWAY) announced today that its board of directors has authorized a stock repurchase program of up to 50,000 shares. Under such a program, Lifeway Foods may repurchase up to 50,000 shares of the Company’s Common Stock through the open market within a period of one year from the date of the first purchase. The Company will use its available cash resources to fund the stock repurchase program.
Julie Smolyansky, President of Lifeway Foods commented, “I am very pleased that our board of directors has approved this stock repurchase program. Given the current market conditions and our current cash position, we believe that repurchasing Lifeway stock is a prudent investment which demonstrates our commitment to growth and to enhancing long term shareholder value.”
About Lifeway Foods, Inc.
Lifeway, named as Forbes’ 38th best small business and Fortune Small Business’ 47th Fastest Growing Small Business, is America’s leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of “friendly,” active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.